Exhibit 10.1

SIXTH AMENDMENT TO THIRD AMENDED AND RESTATED

REVOLVING CREDIT AND TERM LOAN AGREEMENT

THIS SIXTH AMENDMENT TO THIRD AMENDED AND RESTATED REVOLVING CREDIT AND TERM LOAN AGREEMENT (this “Amendment”), is made and entered into as of March 5, 2009, by and among HEALTHWAYS, INC., a Delaware corporation (the “Borrower”), the several banks and other financial institutions from time to time party hereto (collectively, the “Lenders”) and SUNTRUST BANK, in its capacity as Administrative Agent for the Lenders (the “Administrative Agent”), and as the Issuing Bank and the Swingline Lender.

W I T N E S S E T H:

WHEREAS, the Borrower, the Lenders and the Administrative Agent are parties to a certain Third Amended and Restated Revolving Credit and Term Loan Agreement, dated as of December 1, 2006, as amended by that First Amendment to Third Amended and Restated Revolving Credit and Term Loan Agreement, dated as of February 20, 2007, as amended by that Second Amendment to Third Amended and Restated Revolving Credit and Term Loan Agreement, dated as of April 11, 2007, as amended by that Third Amendment to Third Amended and Restated Revolving Credit and Term Loan Agreement, dated as of July 16, 2007, as amended by that Fourth Amendment to Third Amended and Restated Revolving Credit and Term Loan Agreement, dated as of August 15, 2008, as amended by that Fifth Amendment to Third Amended and Restated Revolving Credit and Term Loan Agreement, dated as of August 22, 2008 (as further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement), pursuant to which the Lenders have made certain financial accommodations available to the Borrower;

WHEREAS, the Borrower has requested that the Lenders and the Administrative Agent amend certain provisions of the Credit Agreement and subject to the terms and conditions hereof, the Lenders are willing to do so;

NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of all of which are acknowledged, the Borrower, the Lenders, the Issuing Bank and the Administrative Agent agree as follows:

1.	Amendments.

(a)       Section 1.1 of the Credit Agreement is hereby amended by replacing the definitions of “Base Rate” and “Consolidated EBITDA” in their entirety with the following:

“Base Rate” when used in reference to any Loan or Borrowing shall mean the highest of (i) the per annum rate which the Administrative Agent publicly announces from time to time to be its prime lending rate, as in effect from time to time, (ii) the Federal Funds Rate, as in effect from time to time, plus one-half of one percent (0.50%) per annum or (iii) the Adjusted LIBO Rate determined on a daily basis for an Interest Period of one (1) month (any changes in such rates to be effective as of the date of any change in such rate), plus one and one-half percent (1.50%) per annum, and refers to whether such Loan or Loans comprising such Borrowing bears interest at a rate determined by reference to the Base Rate. The Administrative Agent’s prime lending rate is a reference rate and does not necessarily represent the lowest or best rate charged to customers. The Administrative Agent may make commercial loans or other loans at rates of interest at, above or below the Administrative Agent’s prime lending rate. Each change in the Administrative Agent’s prime lending rate shall be effective from and including the date such change is publicly announced as being effective.

“Consolidated EBITDA” shall mean, for the Borrower and its Subsidiaries for any period, an amount equal to the sum of (a) Consolidated Net Income for such period plus (b) to the extent deducted in determining Consolidated Net Income for such period, (i) Consolidated Interest Expense, (ii) income tax expense, (iii) depreciation and amortization (iv) all other non-cash charges (including non-cash expenses related to equity based compensation, but excluding any such other non-cash charge to the extent that it represents an accrual of or reserve for future cash payments), and (v) expenses attributable to the settlement or other satisfaction and discharge of liabilities associated with the 1994 Litigation incurred during such period in an aggregate amount not to exceed $40,000,000, determined on a consolidated basis in accordance with GAAP in each case for such period. Except for purposes of calculating Excess Cash Flow, Consolidated EBITDA shall include the pro forma EBITDA of any Acquisition annualized from the date of acquisition for a period not to exceed four fiscal quarters so long as the calculation thereof is done in a manner reasonably calculated to be consistent with GAAP and such calculation is detailed in the supporting calculations to a covenant compliance certificate as detailed and measured to the Administrative Agent's reasonable satisfaction.

(b)       Section 1.1 of the Credit Agreement is hereby amended by adding the following definition of “1994 Litigation” in the appropriate alphabetical order:

“1994 Litigation” shall mean the "whistle blower" action filed in June 1994 by a former employee of the Borrower or one of its subsidiaries on behalf of the United States government against the Borrower, American Healthways Services, Inc., as well as certain named and unnamed medical directors, the West Paces Medical Center and other unnamed client hospitals relating to claims of violation of the federal anti-kickback statute and provisions of the Social Security Act prohibiting physician self-referrals.

(c)       Section 6.3 of the Credit Agreement is hereby amended by replacing such Section in its entirety with the following:

Section 6.3      Consolidated Net Worth. The Borrower will not permit its Consolidated Net Worth at any time to be less than an amount equal to (i) $163,897,000, plus (ii) 75% of positive Consolidated Net Income on a cumulative basis for all fiscal quarters of the Borrower commencing with the fiscal quarter ending on November 30, 2005 (provided, that if Consolidated Net Income is negative in any fiscal quarter the amount added for such fiscal quarter shall be zero and such negative Consolidated Net Income shall not reduce the amount of Consolidated Net Income added from any previous fiscal quarter), plus (iii) 100% of the amount by which the Borrower’s “total stockholders’ equity” is increased as a result of any public or private equity offering of equity securities by the Borrower after the Closing Date (and promptly upon the completion of such offering, the Borrower shall notify the Administrative Agent in writing of the amount of such increase in “total stockholders’ equity”), minus (iv) charges taken on or after March 5, 2009, pursuant to FASB 142 for the impairment of goodwill in an aggregate amount not to exceed $150,000,000. Pursuant to Section 1.5 of this Agreement and for the avoidance of doubt, all references in this Section 6.3 (and the defined terms used herein) to the fiscal quarter of the Borrower ending December 31, 2008 shall be deemed to refer to the one-month period ending on December 31, 2008, and the Consolidated Net Worth required from and after December 31, 2008 shall be increased by 75% of the positive Consolidated Net Income of the Borrower for the one-month period ending December 31, 2008.

2.         Conditions to Effectiveness of this Amendment. Notwithstanding any other provision of this Amendment and without affecting in any manner the rights of the Lenders hereunder, it is understood and agreed that this Amendment shall not become effective, and the Borrower shall have no rights under this Amendment, until the Administrative Agent shall have received (a) the fees referred to in Section 9 and, to the extent invoiced and payable as of the date this Amendment otherwise becomes effective, the costs and expenses referred to in Section 8, (b) executed counterparts to this Amendment from the Borrower and the Guarantors and (c) written authorization from the Required Lenders to execute this Amendment.

3.         Representations and Warranties. To induce the Lenders and the Administrative Agent to enter into this Amendment, each Loan Party hereby represents and warrants to the Lenders and the Administrative Agent:

(a)       The Borrower and each of its Subsidiaries (i) is duly organized, validly existing and in good standing as a corporation, partnership or limited liability company, as applicable, under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to carry on its business as now conducted, and (iii) is duly qualified to do business, and is in good standing, in each jurisdiction where such qualification is required, except where a failure to be so qualified would not reasonably be expected to result in a Material Adverse Effect;

(b) The execution, delivery and performance of this Amendment by each Loan Party are within such Loan Party’s organizational powers and have been duly authorized by all necessary organizational, and if required, shareholder, partner or member, action;

(c)       The execution, delivery and performance of this Amendment by each Loan Party (i) do not require any consent or approval of, registration or filing with, or any action by, any Governmental Authority, except those as have been obtained or made and are in full force and effect or where a failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (ii) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any of its Subsidiaries or any order of any Governmental Authority, (iii) will not violate or result in a default under any indenture, material agreement or other material instrument binding on the Borrower or any of its Subsidiaries or any of its material assets or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries and (iv) will not result in the creation or imposition of any Lien on any material asset of the Borrower or any of its Subsidiaries, except Liens (if any) created under the Loan Documents;

(d)       This Amendment has been duly executed and delivered by or on behalf of each Loan Party and constitutes a legal, valid and binding obligation of each Loan Party, enforceable against such Loan Party in accordance with its terms except as the enforceability hereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ rights and remedies in general and by general principles of equity; and

(e)       After giving effect to this Amendment and any changes in facts and circumstances that are not prohibited by the terms of the Credit Agreement, the representations and warranties contained in the Credit Agreement and the other Loan Documents are true and correct in all material respects (subject to the limitation that representations and warranties effective as of a specified date are true and correct as of such specified date), and no Default or Event of Default exists as of the date hereof.

4.	Reaffirmations and Acknowledgments.

(a)       Reaffirmation of Guaranty. Each Subsidiary Loan Party consents to the execution and delivery by the Borrower of this Amendment and jointly and severally ratifies and confirms the terms of the Subsidiary Guarantee Agreement with respect to the indebtedness now or hereafter outstanding under the Credit Agreement as amended hereby and all promissory notes issued thereunder. Each Subsidiary Loan Party acknowledges that, notwithstanding anything to the contrary contained herein or in any other document evidencing any indebtedness of the Borrower to the Lenders or any other obligation of the Borrower, or any actions now or hereafter taken by the Lenders with respect to any obligation of the Borrower, the Subsidiary Guarantee Agreement (i) is and shall continue to be a primary obligation of the Subsidiary Loan Parties, (ii) is and shall continue to be an absolute, unconditional, joint and several, continuing and irrevocable guaranty of payment, and (iii) is and shall continue to be in full force and effect in accordance with its terms. Nothing contained herein to the contrary shall release, discharge, modify, change or affect the original liability of the Subsidiary Loan Parties under the Subsidiary Guarantee Agreement.

(b)       Acknowledgment of Perfection of Security Interest. Each Loan Party hereby acknowledges that, as of the date hereof, the security interests and liens granted to the Administrative Agent and the Lenders under the Credit Agreement and the other Loan Documents are in full force and effect, are properly perfected and are enforceable in accordance with the terms of the Credit Agreement and the other Loan Documents.

5.   Effect of Amendment. Except as set forth expressly herein, all terms of the Credit Agreement, as amended hereby, and the other Loan Documents shall be and remain in full force and effect and shall constitute the legal, valid, binding and enforceable obligations of the Borrower to the Lenders and the Administrative Agent. The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Lenders under the Credit Agreement, nor constitute a waiver of any provision of the Credit Agreement. This Amendment shall constitute a Loan Document for all purposes of the Credit Agreement.

6.   Governing Law. This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of New York and all applicable federal laws of the United States of America.

7.   No Novation. This Amendment is not intended by the parties to be, and shall not be construed to be, a novation of the Credit Agreement or an accord and satisfaction in regard thereto.

8.   Costs and Expenses. The Borrower agrees to pay on demand all reasonable out-of-pocket costs and expenses of the Administrative Agent in connection with the preparation, execution and delivery of this Amendment, including, without limitation, the reasonable fees and out-of-pocket expenses of outside counsel for the Administrative Agent with respect thereto.

9.   Amendment Fee. Each of the Lenders consenting to this Amendment and submitting to the Administrative Agent an executed consent hereto on or prior to 5:00 p.m. New York time on March 4, 2009 shall receive, on or prior to the date hereof, an amendment fee equal to 0.10% of the aggregate amount of the Revolving Credit Commitment and outstanding Term Loan held by such Lender on the date this Amendment becomes effective.

10. Counterparts. This Amendment may be executed by one or more of the parties hereto in any number of separate counterparts, each of which shall be deemed an original and all of which, taken together, shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of this Amendment by facsimile transmission or by electronic mail in pdf form shall be as effective as delivery of a manually executed counterpart hereof.

11. Binding Nature. This Amendment shall be binding upon and inure to the benefit of the parties hereto, their respective successors, successors-in-titles, and assigns.

12. Entire Understanding. This Amendment sets forth the entire understanding of the parties with respect to the matters set forth herein, and shall supersede any prior negotiations or agreements, whether written or oral, with respect thereto.

[Signature Pages To Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, under seal in the case of the Borrower and the Guarantors, by their respective authorized officers as of the day and year first above written.

BORROWER: HEALTHWAYS, INC. By: /s/ Alfred Lumsdaine Name: Alfred Lumsdaine Title: Senior Vice President and Controller
ADMINISTRATIVE AGENT: SUNTRUST BANK, as Administrative Agent By: /s/ Kap Yarbrough Name: Kap Yarbrough Title: Vice President

[SIGNATURE PAGE TO SIXTH AMENDMENT TO THIRD AMENDED AND RESTATED REVOLVING CREDIT AND TERM LOAN AGREEMENT]